Exhibit 5.1

January 19, 2004

Avnet, Inc.
2211 South 47th Street
Phoenix, Arizona 85034

     Re: Registration Statement on Form S-8

Ladies and Gentlemen:

     I am Senior Vice President and General Counsel of Avnet, Inc., a New York corporation (the “Corporation”), and have acted as counsel for the Corporation in connection with the proposed filing with the Securities and Exchange Commission expected to be made on or about January 7, 2004 under the Securities Act of 1933, as amended, of a registration statement on Form S-8 (the “Registration Statement”) for the purposes of registering (i) $1,500,000 in unsecured obligations of the Corporation to pay deferred compensation in the future (the “Obligations”) in accordance with the terms of the Deferred Compensation Plan for Outside Directors, as amended (the “Plan”); and (ii) 200,000 phantom share units, which are also unsecured obligations of the Corporation to pay deferred compensation in the future (the “PSUs”), the value of which is based on the Corporation’s Common Stock, par value $1.00 per share (the “Common Stock”) and payable in shares of such Common Stock.

     As General Counsel for the Corporation, I am familiar with its Restated Certificate of Incorporation and By-laws, as amended. I have examined the Plan, the First Amendment to the Plan, the prospectus that will be distributed to participants in the Plan (the “Prospectus”) and the Registration Statement.

     I have also examined and relied upon such corporate records of the Corporation and other documents and certificates with respect to factual matters as I have deemed necessary to render the opinion expressed herein. With respect to the documents I have reviewed, I have assumed, without independent verification, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity with originals of all documents submitted to me as copies. As to any facts material to this opinion that I did not independently establish or verify, I have relied upon statements and representations of other officers and representatives of the Corporation.

     Based upon my examination mentioned above, I am of the opinion that, when issued in accordance with the provisions of the Plan, (i) the Obligations will be valid and binding obligations of the Corporation, enforceable in accordance with their terms; (ii) the PSUs will be validly issued and enforceable in accordance with their terms; and (iii) the shares of Common Stock issuable under the Plan, when delivered in accordance with the Plan, will be validly issued, fully paid, and nonassessable.

     This letter expresses my opinion as to the present corporate laws of the State of New York, but does not extend to the securities or “Blue Sky” laws of New York or any other jurisdiction or to federal securities laws or to other laws.

     I hereby consent to the filing of this opinion as part of the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder. This opinion is intended solely for your use in connection with the transactions described above. No other person may rely on this opinion for any other purpose without my prior written consent.

Very truly yours,

/s/ David R. Birk David R. Birk